Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	Jeff Sonnek
Executive Vice President Finance and Administration and CFO	(646) 277-1263
(650) 261-3677	Jeff.sonnek@icrinc.com

Landec Corporation Reports Fiscal 2020 First Quarter Results

Company Advances Strategic Priorities to Improve Long-Term Profitability
and Reiterates Fiscal Year 2020 Guidance

SANTA CLARA, CA - October 1, 2019 - Landec Corporation (Nasdaq: LNDC), a diversified health and wellness company with two operating businesses, Curation Foods, Inc. and Lifecore Biomedical, Inc. reported results for the fiscal 2020 first quarter ended August 25, 2019. Landec plans to create shareholder value by delivering against our financial targets, investing in growth, strengthening our balance sheet, implementing our strategic priorities to improve operating margins at Curation Foods and driving topline momentum at Lifecore.

Dr. Albert Bolles, Landec’s President and CEO commented, “First quarter results met our guidance and we are set up for a successful year at both Lifecore and Curation Foods. We are investing capital at Lifecore to expand capacity and at Curation Foods to further automate our processing facilities and drive out costs. Our people are integral to our success and we are investing in talent across our entire organization to drive meaningful change. The results of these efforts are beginning to show in an improved culture at Landec, which is squarely focused on profitability and on executing with excellence with an emphasis on productivity to increase margins, while fostering a culture of sustainability.”

Fiscal First Quarter 2020 Financial Highlights

First fiscal quarter 2020 results compared to first fiscal quarter 2019 are as follows:

(Unaudited and in thousands, except per-share data)	Three Months Ended		Change
	August 25, 2019	August 26, 2018	Amount	%
Revenues	$138,714	$124,668	$14,046	11%
Gross profit	15,336	16,337	(1,001)	(6)%
Net (loss) income from continuing operations	(4,784)	335	(5,119)	N/M
EBITDA*	314	3,301	(2,987)	(90)%
Diluted net (loss) income per share	$(0.16)	$0.01	$(0.17)	N/M
*See “Non-GAAP Financial Information” at the end of this release for more information and for a reconciliation of certain financial information.

Revenues increased during the first quarter of fiscal 2020 primarily due to the addition of Yucatan Foods, which was acquired on December 1, 2018, that contributed $16.2 million in revenues and from a $2.2 million or 4% increase in salad revenues compared to the first quarter of last year. These increases were partially offset by: (1) a $3.2 million decrease in green bean revenues due to the extremely heavy rains and flooding in the Ohio Valley during May and June resulting in yields of 35% to 50% of normal, (2) a planned $1.4 million decrease in revenues in the packaged vegetables in bags and trays business, and (3) a $0.6 million planned decrease at Lifecore. The Lifecore decrease was a result of lower fermentation revenues during the first quarter of fiscal 2020 compared to the first quarter of fiscal 2019 due to the timing of shipments within fiscal 2020. The Lifecore revenue decrease was partially offset by a 49% increase in product development revenues due to an increase in development activities during the quarter.

Gross profit decreased during the first quarter of fiscal 2020 compared to the first quarter of last year primarily due to a $0.5 million decrease in the Curation Foods segment due to an unfavorable product mix and a $0.5 million decrease in the Lifecore segment as a result of a decrease in revenues and the timing of production within fiscal year 2020.

Net income decreased during the first quarter of fiscal 2020 compared to the first quarter of last year due to (1) a $1.0 million decrease in gross profit, (2) a $3.1 million increase in operating expenses primarily from the addition of Yucatan Foods, (3) a $1.3 million increase in interest expense due to the increase in debt from the acquisition of Yucatan Foods, and (4) no increase in the fair market value of the Company’s Windset investment compared to a $1.0 million increase during the first quarter of last year. These decreases in net income were partially offset by a $1.5 million decrease in income tax expenses.

EBITDA decreased during the first quarter of fiscal 2020 compared to the first quarter of last year due to the decrease in gross profit and from an increase in operating expenses primarily from the addition of Yucatan Foods partially offset by an increase in depreciation and amortization expenses.

Segment Results

(Unaudited and in thousands)	Three Months Ended		Change
	August 25, 2019	August 26, 2018	Amount	%
Revenues:
Curation Foods	$126,673	$112,051	$14,622	13%
Lifecore	12,041	12,617	(576)	(5)%
Total Revenues	$138,714	$124,668	$14,046	11%

Gross Profit:
Curation Foods	$12,822	$13,370	$(548)	(4)%
Lifecore	2,514	2,967	(453)	(15)%
Total Gross Profit	$15,336	$16,337	$(1,001)	(6)%

Net (Loss) Income from Continuing Operations:
Curation Foods	$(2,171)	$1,913	$(4,084)	N/M
Lifecore	(1,395)	(547)	(848)	155%
Other	(1,218)	(1,031)	(187)	18%
Total Net (Loss) Income from Continuing Operations	$(4,784)	$335	$(5,119)	N/M

EBITDA, excluding Windset FMV change:
Curation Foods	$1,804	$4,273	$(2,469)	(58)%
Lifecore	(675)	247	(922)	N/M
Corporate	(815)	(1,219)	404	(33)%
Total EBITDA excluding Windset FMV change	$314	$3,301	$(2,987)	(90)%

Update on Curation Foods Operational Initiatives Aligned with Company Priorities to Improve Profitability:

•	Innovation: Focus on high-margin products and initiatives

–
Yucatan Guacamole® Squeeze: Launched a new, first-of-its-kind packaged guacamole product in a flexible squeeze pouch that allows for greater usage, convenience and extended shelf life for reduced waste.

–
BreatheWay® Technology: Evolved the BreatheWay patented packaging technology to go beyond maintaining optimal atmosphere for individually packaged produce to offering a full supply chain packaging solution for perishable products reducing shrink for retailers and extending shelf-life for consumers.

•	Operational Excellence and Productivity: Continuous improvement throughout the supply chain and across all operations

–
Cost-out: Achieved cost savings target for Curation Foods for the first quarter by investing in automation and productivity with the goal of achieving cost savings of $18 million to $20 million for all of fiscal 2020.

–
Produce Sourcing: Implemented new produce sourcing strategies to increase the over planting of key produce items in order to help mitigate shortages, along with the unplanned costs associated with produce shortages and help ensure the Company can meet current customer demand and allow for increased demand.

–
Yucatan Operations Improvement: Started production the week of September 9th, over three months earlier than last year when the start-up was delayed due to the acquisition. This early production start-up has already resulted in purchasing avocados at 50% less than we were paying during the first quarter of fiscal 2020.

–
Created Project Management Office (PMO): Hired Jeff Korengel as our new VP of Project Management to oversee all of the responsibilities of the PMO with the goal of completing projects on time and budget. Jeff’s initial focus will be on Curation Foods’ network optimization, specifically on its packaged vegetables in bags and trays business.

–
Enhancing Food Quality and Safety: Hired Ann Baker as the Company’s new VP of Quality and Food Safety who will be overseeing the processes and execution of enhancing food safety and quality programs across all Curation Foods brands in the U.S. and Mexico.

•	Sustainability: Launched the Landec 2019 Sustainability Handbook charting the Company’s corporate responsibility initiatives to respect people, protect the planet and create shareholder value.

Update on Lifecore Momentum for Topline Growth:

–	Grow Business Development Pipeline: Development pipeline contributed a 49% year over year increase in quarterly revenue.

–	Capacity Expansion: Investing in optimization of multi-use filling line.

–	Commercialization: Making substantial progress in moving late stage customers from Phase 3 development to commercialization

Jim Hall, Lifecore’s President stated, “Our business continues to see momentum. Our expertise in pharmaceutical grade hyaluronan (HA) creates differentiation, high barriers to competition and unique business development opportunities. We are capitalizing on tailwinds in the CDMO marketplace and continue to be in an ideal position to meet increased demand from companies seeking a specialized CDMO partner. The planned decrease in revenues in the first quarter of fiscal 2020 was due to timing. We are on track to meet our 10 -12% overall yearly topline growth goal for fiscal 2020.”

Outlook and Fiscal 2020 Guidance (see Questions & Answers section at the end of this release for further details)

Greg Skinner Landec’s EVP of Finance and CFO commented, “We are reiterating our full year fiscal 2020 guidance and providing our forecast for fiscal second quarter. We plan to generate substantial profits in the second half of the fiscal year due to the timing of revenues and profits at Lifecore, the timing of revenues and profits from the sale of avocado products, and due to a large majority of the projected cost savings from our cost out initiatives occurring in the second half of fiscal 2020. Our capital allocation priorities remain focused on supporting the growth of both of our operating businesses while balancing that with efforts to reduce our leverage. We were in compliance with all our debt covenants at quarter end and expect to be in compliance going forward.”

The Company is reiterating its full year fiscal 2020 guidance as follows:

•	Consolidated revenues from continuing operations to grow 8% to 10% compared to fiscal 2019

•	Earnings per share to be $0.28 to $0.32

•	Cash flow from operations to be $26 million to $30 million

•	Consolidated EBITDA to be in the range of $36 million to $40 million

The Company is introducing fiscal second quarter 2020 guidance as follows:

•	Revenues to be $142 million to $146 million

•
Net loss per share of $0.04 to $0.06 due to certain shipments for Lifecore, O and avocado products expected for the second quarter shifting to the third quarter and a portion of the cost out savings for the second quarter delayed to the second half

•	EBITDA to be in the range of $4 million to $5 million

“I have confidence in our guidance for fiscal 2020. At Lifecore, we will continue to expand and advance our development pipeline and invest in capacity to meet projected future demand. At Curation Foods, we will focus on four priorities for a strong financial performance. We will continue to simplify our business, focus on fewer new products that deliver high impact, and execute with operational excellence, while driving cost out. At Lifecore, we will continue to invest in topline growth by supporting business development opportunities and capacity expansion. I am confident that we have an action plan in place to make the changes necessary to be successful and secure long-term profitable growth. Lifecore and Curation Foods revenues, and more importantly profits, are expected to begin to ramp up during the third and fourth quarters, at the same time as the changes we have outlined begin to take hold,” concluded Bolles.

Conference Call
The live webcast can be accessed directly at http://ir.Landec.com/events.cfm or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Wednesday, October 2, 2019
Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)
Direct Webcast link: http://ir.Landec.com/events.cfm

To participate in the conference call via telephone, dial toll-free (877) 407-3982 or (201) 493-6780. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact ICR at (646) 277-1254.

A replay of the call will be available through Wednesday, October 9, 2019 by calling toll-free (844) 512-2921 or direct (412) 317-6671, and entering code 13694436.

About Landec Corporation
Landec Corporation (Nasdaq: LNDC) is a leading innovator of diversified health and wellness solutions with two operating businesses: Curation Foods, Inc. and Lifecore Biomedical, Inc. Curation Foods is focused on innovating and distributing plant-based foods with 100% clean ingredients to retail, club and foodservice channels throughout North America. Curation Foods is able to maximize product freshness through its geographically dispersed family of growers, refrigerated supply chain and patented BreatheWay® packaging technology. Curation Foods brands include Eat Smart® fresh packaged vegetables and salads, O Olive Oil & Vinegar® premium artisan products, and Yucatan® and Cabo Fresh® avocado products. Lifecore Biomedical is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of difficult to manufacture pharmaceutical products in syringes and vials. As a leading manufacturer of premium, injectable grade Hyaluronic Acid, Lifecore brings 35 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. For more information about the company, visit Landec’s website at www.landec.com.

Non-GAAP Financial Information
This press release contains non-GAAP financial information relating to EBITDA. The Company has included a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this release for these reconciliations.

The Company has disclosed this non-GAAP financial measure to supplement its consolidated financial statements presented in accordance with GAAP. This non-GAAP financial measure excludes/includes certain items that are included in the Company’s results reported in accordance with GAAP. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the Company’s operations and are useful for period-over-period comparisons. This non-GAAP financial measure should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, this non-GAAP financial measure may not be the same as similar measures provided by other companies due to the potential differences in methods of calculation and items being excluded/included. It should be read in conjunction with the Company’s consolidated financial statements presented in accordance with GAAP.

Important Cautions Regarding Forward-Looking Statements
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, government regulations affecting our business; the timing of regulatory approvals, the ability to successfully integrate Yucatan Foods into the Curation Foods business, and the mix between domestic and international sales. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission (“SEC”), including the risk factors contained in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.

LANDEC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	August 25, 2019	May 26, 2019
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,990	$1,080
Accounts receivable, net	61,402	69,565
Inventories, net	55,020	54,132
Prepaid expenses and other current assets	12,150	8,264
Total Current Assets	130,562	133,041

Investment in non-public company	61,100	61,100
Property and equipment, net	201,557	200,027
Operating leases	28,726	—
Goodwill	76,742	76,742
Trademarks/tradenames, net	29,928	29,928
Customer relationships, net	14,807	15,319
Other assets	2,715	2,934
Total Assets	$546,137	$519,091

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$46,162	$53,973
Accrued compensation	7,399	10,687
Other accrued liabilities	8,790	10,001
Current portion of lease liabilities	3,601	75
Deferred revenue	488	499
Line of credit	70,600	52,000
Current portion of long-term debt	9,791	9,791
Other current liabilities, discontinued operations	—	65
Total Current Liabilities	146,831	137,091

Long-term debt, less current portion	84,748	87,193
Long-term lease liabilities	30,026	3,532
Deferred taxes	17,686	19,393
Other non-current liabilities	1,899	1,738

Stockholders' Equity
Common stock	29	29
Additional paid-in capital	160,814	160,341
Retained earnings	104,652	109,710
Accumulated other comprehensive income	(548)	64
Total Stockholders’ Equity	264,947	270,144
Total Liabilities and Stockholders’ Equity	$546,137	$519,091

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In thousands, except per-share data)
(unaudited)

	Three Months Ended
	August 25, 2019	August 26, 2018
Product Sales	$138,714	$124,668
Cost of product sales	123,378	108,331
Gross profit	15,336	16,337

Operating costs and expenses:
Research and development	2,821	2,791
Selling, general and administrative	16,895	13,803
Total operating costs and expenses	19,716	16,594
Operating loss	(4,380)	(257)

Dividend income	281	413
Interest income	25	46
Interest expense	(2,075)	(758)
Other income	—	1,000
Net (loss) income from continuing operations before taxes	(6,149)	444
Income tax benefit (expense)	1,365	(109)
Net (loss) income from continuing operations	(4,784)	335

Discontinued operations:
Loss from discontinued operations	—	(190)
Income tax benefit	—	45
Loss from discontinued operations	—	(145)
Net (loss) income available to common stockholders	$(4,784)	$190

Diluted net (loss) income per share from continuing operations	$(0.16)	$0.01
Diluted net (loss) per share from discontinued operations	$—	$—
Diluted net (loss) income per share	$(0.16)	$0.01

Shares used in diluted per share computations	29,139	28,020

LANDEC CORPORATION
FIRST QUARTER ENDED AUGUST 25, 2019
QUESTIONS & ANSWERS

1)	What gives you confidence you can go from a loss for the first six months of fiscal 2020 to your EPS guidance of $0.28 to $0.32 for the fiscal year?

There are five primary factors that gives us confidence in being able to achieve our fiscal 2020 EPS guidance:

a.
Lifecore plans to recognize approximately 65% of its revenues and 80% of its operating income during the second half of fiscal 2020, in line with historical results based on customer order patterns. And Lifecore has a very good track record of meeting or exceeding its plan on a fiscal year basis.

b.
Avocado products production began over three months earlier than last year with a fully trained labor force which will result in a much higher level of efficiency and productivity. Starting production this early will also allow us to complete production in the late April to early May timeframe before the cost of avocados typically increase.

c.
A large majority of the projected $18 million to $20 million in cost savings from our cost out initiatives will be recognized during the second half of fiscal 2020 as a result of the new automation being installed primarily during the first half of fiscal 2020. Because the cost increases went into effect at the beginning of fiscal 2020 and the majority of the cost savings won’t be realized until the second half of fiscal 2020, the projected cost increases will have a net negative impact during the first half of the year and a net positive impact during the second half of the year.

d.
New initiatives we have implemented in the area of food safety, new packaging, network optimization and information technology are going to start benefiting the Company in the second half of fiscal 2020 and beyond.

e.
We expect the growth of salads to accelerate during the second half of fiscal 2020 and we expect green beans to rebound from the sourcing issues experienced during the first quarter of fiscal 2020 and be profitable for the remainder of the year.

2)	What are the expectations for Lifecore’s business development pipeline?

Lifecore currently has approximately fifteen FDA regulated drug and medical device products in its development pipeline that are in various stages of development and that range from early phase pre-clinical work to late phase pivotal clinical studies. It is important to understand that Lifecore does not own the regulatory submission process or the Design History File of the products that we are developing with our partners. Lifecore actively supports the submission process by providing the necessary documentation requested by our partners and by hosting the regulatory agencies who audit Lifecore as part of the regulatory approval process (Pre-Approval Inspections). Lifecore anticipates that at least 1-2 of the current products under development will be commercially approved within the next 24 months. Moving forward Lifecore is working towards having a pipeline that provides an average of 1 to 2 products that receive commercial approval annually.

3)	What are the projected cost savings in fiscal 2020 from the Curation Foods cost out initiatives?

Curation Foods is projecting cost savings of $18 million to $20 million in fiscal 2020. A majority of the capital expenditures in the Curation Foods business during fiscal 2020 is for new automation associated with the cost out program. The acquisition and installation of the new automation is in progress and therefore a large majority of the savings will be realized during the second half of the fiscal year.

The cost savings realized during fiscal 2020 from the cost out initiatives will be used to offset projected price increases, primarily due to increased labor, freight and raw material sourcing costs. In addition, we have set aside in our plan and guidance a contingency for unforeseeable produce sourcing issues which we believe is more than adequate to cover sourcing issues during the last three quarters of fiscal 2020.

4)	What is the Company’s current leverage ratio and borrowing capacity?

At the end of the first quarter of fiscal 2020 the Company’s debt-to-equity ratio was 62% and our debt-to-tangible assets ratio was 39%. Our fixed coverage ratio at the end of fiscal 2019 was 1.9 which is well above our covenant of 1.2 or greater. Our leverage ratio at the end of fiscal 2019 was 4.4, and our debt covenant is 4.5 or less. At the end of the first quarter our borrowing availability was less than $10 million, however, based on projected positive cash flow from operations over the remainder of fiscal 2020, coupled with the expected amended debt agreement described in (5) below, we expect to have adequate liquidity to continue to grow our business and invest in capital to advance both our Curation and Lifecore businesses.

5)	What is the Company’s plan for reducing its leverage ratio and/or debt during fiscal 2020?

The Company is in late stage discussions with its banks (JPMorgan, BMO and City National Bank) to amend its current debt agreement. We are discussing a financing structure that will extend the term of our debt, increase the amount of availability and amend our current covenants. The amendment should give us the necessary liquidity, along with cash flows from operations, to accelerate our cost out automation projects at Curation Foods and to expand our capacity at Lifecore. We expect the amendment to be completed within the next 30 days.

6)	What are Landec’s top priorities for the next 12 to 24 months?

Our top priorities over the next 12-24 months are:

•	Focus: Manage fewer, high-impact projects that will drive positive EBITDA growth.

•
Innovation: Commitment to the consumer with on-trend plant-based food with 100% clean-ingredients from Curation Foods core growth platforms: Eat Smart® salads and green beans, Cabo Fresh® and Yucatan® avocado products, and O Olive Oil & Vinegar® premium artisan products.

•	Productivity: Deliver ongoing savings by creating a culture of trust, respect and continuous improvement by clarifying people’s roles and building highly accountable, productive teams.

•
Operational Excellence: Commitment to the customer by creating a Project Management Office to improve efficiencies throughout the supply chain and operations, with a concentration on network optimization. Initial focus will be on the integration and improvement of Yucatan and Cabo Fresh operations in Mexico.

•
Sustainability: As a mission-based company, continuing to institute and follow business practices that respect people and the planet as part of everyday culture through evolving goals and publishing achievements, in order to further differentiate the company in the market.

Non-GAAP Financial Information and Reconciliations
The table below presents the reconciliation of a non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the Company’s use of non-GAAP financial measures.

(Unaudited and in thousands)	Three Months Ended
	August 25, 2019	August 26, 2018
Net (loss) income from continuing operations	$(4,784)	$335
FMV change in Windset investment	—	(1,000)
Net interest expense	2,050	712
Taxes	(1,365)	109
Depreciation	3,901	2,862
Amortization	512	283
Total EBITDA excluding Windset FMV change	$314	$3,301